EXHIBIT 10.2
FORM OF
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ABSALOKA COAL, LLC
a Delaware Limited Liability Company
Dated as of October 16, 2008

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Exhibit A	Membership Interest Purchase Agreement
Exhibit B	Mining Contract
Exhibit C	Sales Agency Agreement

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ABSALOKA COAL, LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 16, 2008, is made and entered into by and among WRI Partners, Inc. (“WRI Sub”), a Delaware corporation and a wholly-owned subsidiary of Westmoreland Resources, Inc., a Delaware corporation (“WRI”), and Feedstock Investments IV, LLC, a Delaware limited liability company (“Investor”). Capitalized terms as used herein shall have the meaning set forth in Section 2.1 unless otherwise defined herein.
     WHEREAS, Absaloka Coal, LLC, a Delaware limited liability company (the “Company”), was formed on May 29, 2008 by WRI, as the manager;
     WHEREAS, WRI has contributed a portion of its Membership Interest to WRI Sub;
     WHEREAS, WRI has entered into the Sublease subleasing to the Company rights to mine coal from the Absaloka Mine, which Sublease is subject to approval from the U.S. Bureau of Indian Affairs; and
     WHEREAS, pursuant to the Absaloka Purchase Agreement, WRI has sold to Investor all of its Membership Interest in the Company, and Investor has become a Member of the Company;
     WHEREAS, in connection with the sale of WRI’s Membership Interest, WRI Sub and Investor have agreed to amend and restate the Operating Agreement of the Company to provide for the operation and governance of the Company on the terms set forth herein.
     NOW, THEREFORE, WRI Sub and Investor agree that the Operating Agreement of the Company is hereby amended and restated in its entirety, effective October 16, 2008, as follows:

ARTICLE I
ORGANIZATIONAL MATTERS
     Section 1.1 Formation. The Company was formed as a Delaware limited liability company by the filing on May 29, 2008 of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State of the State of Delaware under and pursuant to the Act. The Members desire to amend and restate the limited liability company operating agreement in connection with the acquisition by Investor of WRI’s Membership Interest. The Manager shall hereafter, from time to time, execute further documents and take further action as it shall deem necessary to comply with requirements of law for the operation of a limited liability company under the Act. The Members hereby agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act.
     Section 1.2 Name. The name of the Company is “Absaloka Coal, LLC.” The business of the Company shall be conducted in the name of the Company.
     Section 1.3 Purpose. The purposes for which the Company is organized are: (a) to acquire, own, hold, maintain, and conduct mining operations on or in respect of, the Sublease; (b) to exploit, produce, collect, store, treat, deliver, market, sell or otherwise dispose of coal from the Sublease; and (c) to engage in or perform any and all activities that are related to or incident to the foregoing and that may be lawfully conducted by a limited liability company under the Act. In carrying out the business and purposes of the Company, the Company may act directly or indirectly through contractual relationships with one or more entities.

     Section 1.4 Registered Office and Registered Agent; Principal Place of Business.
          (a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Manager may designate from time to time.
          (b) The principal place of business of the Company shall be 2 North Cascade Avenue, Colorado Springs, Colorado 80903, or such location as designated by the Manager.
     Section 1.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. At the request of the Manager, each Member agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     Section 1.6 Term. The existence of the Company commenced on the date the Certificate was filed with the Secretary of State of Delaware and shall continue in existence until it is dissolved and terminated in accordance with the terms of this Agreement.
ARTICLE II
DEFINITIONS AND REFERENCES
     Section 2.1 Definitions.
          (a) When used in this Agreement, the following terms have the respective meanings assigned to them in this Section 2.1(a):

     “Absaloka Mine” means the surface coal mine complex located near Hardin, Montana and the Crow Indian Reservation.
     “Absaloka Purchase Agreement” means the Membership Interest Purchase Agreement dated the date hereof pursuant to which Investor purchased its Membership Interest in the Company from WRI attached hereto as Exhibit A.
     “Act” means the Delaware Limited Liability Company Act or any successor statute, as amended from time to time.
     “Adjusted Basis” means, as of any date of determination, the Company’s adjusted basis in any asset as of such date, as determined for federal income tax purposes pursuant to Section 1011 of the Code.
     “Adjusted Capital Account” means, with respect to each Member and as of any point in time, an account with a balance equal to the balance in the Member’s Capital Account as of that time reduced by the adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations and increased by the amount, if any, of the negative balance in the Member’s Capital Account that the Member is obligated to restore within the meaning of Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as of that time or is deemed obligated to restore under Section 1.704-2(g)(1) or 1.704-2(i)(5) of the Treasury Regulations.
     “Affiliate” means, when used with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such person. For the purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person.
     “Agreement” means this Amended and Restated Limited Liability Company Agreement, as hereafter amended, restated, modified or changed in accordance with the terms of this Agreement.
     “Applicable Law” means any statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.
     “Book Value” means, with respect to any asset of the Company, the Adjusted Basis thereof; provided, however, that the Book Value of any property contributed to the Company shall be the Fair Market Value of such contributed property on the date of contribution, reduced, but not below zero, by all depreciation, amortization and similar expense charged to the Capital Accounts pursuant to Section 7.3(d) with respect to such property. The Book Value of each asset will be increased or decreased to reflect any adjustment to the adjusted basis of the asset under Section 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m).
     “Breach Liquidation” means a liquidation of the Company elected by Investor upon the occurrence of the events specified in Sections 10.1(a)(iii), (iv) and (v).
     “Business Day” means a day other than a Saturday or a Sunday on which commercial banks are authorized to be open for business with the public in Colorado Springs, Colorado.
     “Capital Account” means, with respect to each Member, the account maintained for that Member pursuant to Section 7.3.

     “Capital Account Deduction” means, for any taxable year of the Company, each item of deduction or loss of the Company for that taxable year, determined in the same manner as that item of deduction or loss is determined for federal income tax purposes, except that (1) depreciation, depletion, amortization and loss with respect to any property the Book Value of which is different from its Adjusted Basis shall be calculated for book purposes pursuant to Section 7.3(d), and (2) Section 705(a)(2)(B) Expenditures shall be included as items of deduction.
     “Capital Account Income” means, for any taxable year of the Company, each item of gross income of the Company for that taxable year, determined in the same manner as that item of gross income is determined for federal income tax purposes, except that (1) gain with respect to any property the Book Value of which is different from its Adjusted Basis shall be calculated pursuant to Section 7.3(d), and (2) any income received by the Company that is exempt from federal income tax shall be included.
     “Capital Contribution” means, for any Member at the particular time in question, the aggregate amount of any money, and the Fair Market Value of any property other than money, contributed to the capital of the Company.
     “Cash Available for Distribution” means, for a calendar quarter, cash on hand of the Company reduced by the amount of any reserves for expenditures expected to be made during the following two calendar quarters, as reasonably determined by the Manager.
     “Cash Deficit” means the inability of the Company to pay its obligations as they come due.
     “Cash Payout” occurs when the amount of the cash distributions made by the Company to Investor has yielded at least a ten percent (10%) Internal Rate of Return on the Equity

Payment and any amounts paid by Investor upon exercise of an Investor Option. Cash Payout may be extended pursuant to the exercise of an Investor Option in accordance with Section 5.2(e).
     “Change in Law” means an amendment in or to the Code that eliminates or substantially reduces the Indian Coal Production Tax Credits that are available to a Member of Absaloka from the production and sale of Indian Coal from the Sublease.
     “Closing” means the closing of the Absaloka Purchase Agreement.
     “Coal Options” shall mean the options of the Company to extract additional amounts of coal from the Crow Reserves as set forth in the Sublease.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any comparable successor statute or statutes.
     “Committed Sales Contract” means a binding contract between WRI or the Company and a purchaser that is not a “related person” (within the meaning of Section 45(e)(4) of the Code) of the Company or any Member for the purchase and sale of coal from the Sublease prior to January 1, 2013.
     “Company” means Absaloka Coal, LLC, a Delaware limited liability company.
     “Contingent Payment Obligation” shall have the meaning set forth in the Absaloka Purchase Agreement.
     “Credit Disallowance Period” shall mean any period subsequent to (i) a Final Determination that all of the coal produced and sold by Absaloka fails to qualify for the Indian Coal Production Tax Credit, (ii) a Final Determination that all allocations to Investor of the Indian Coal Production Tax Credits in accordance with this Agreement are disallowed, or (iii) a

Change in Law which eliminates the Indian Coal Production Tax Credits that are available to a Member of Absaloka from the production and sale of Indian Coal from the Sublease.
     “Crow Reserves” means the mineral interests owned by the Crow Tribe and leased to WRI in the First Crow Lease and Second Crow Lease.
     “Crow Sublease” or “Sublease” means the Sublease between WRI and the Company relating to the First Crow Lease and the Second Crow Lease.
     “Crow Tribe” means the Crow Tribe of Montana, a federally recognized Indian tribe.
     “Depletion” means Capital Account Deductions that consist of items of depletion excluding any Excess Depletion, as calculated in accordance with Section 7.3(d).
     “Discounted Cash Flow Value” means, with respect to the Sublease, an amount equal to the Fair Market Value of such Sublease, at the date of valuation, determined by valuing the discounted cash flow (at a discount rate equal to 5% plus the 12-month LIBOR as announced by the British Banking Association) that the Company would achieve over the remaining life of the Sublease if the remaining reserves subject to the Sublease were produced and sold by the Company. With respect to the volume of coal reserves to be sold from the Sublease pursuant to coal sales contracts in effect at the date of determination, the calculation of Discounted Cash Flow Value shall utilize the cost and pricing in effect under such coal sale contracts. With respect to the volume of coal reserves subject to the Sublease that are not subject to coal sales contracts, the calculation of Discounted Cash Flow Value shall utilize (i) costs equal to the costs determined under the Sublease, the Mining Contract, and the Sales Agency Agreement, (ii) rate of production equal to the average rate of production experienced at the Absaloka Mine during the 12-month period ending on the date of determination, and (iii) pricing equal to the arithmetic average of the Southern Powder River Basin 8800 BTU forward curve prompt month pricing over the prior 12-month period. All calculations shall disregard any unexercised Coal Options.
     “Dispose” (including the correlative terms “Disposed” or “Disposition”) means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or any other disposition, whether voluntary, involuntary or by operation of law, and whether effected directly or indirectly.
     “Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.
     “Environmental Laws” shall mean Laws pertaining or relating to (a) noise or odors; (b) actual or threatened pollution or protection of the air, groundwater, surface water, land, soils or subsurface strata; (c) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (d) exposure to hazardous or toxic substances or conditions; (e) regulations with respect to the health or safety of the manufacture, processing, distribution in commerce, use, or storage of chemical substances, petroleum or petroleum products; or (f) safety or health of employees (including working conditions) in effect on the date hereof at the Absaloka Mine or where any hazardous substances generated by the operation of the Absaloka Mine are disposed of by WRI. Environmental Laws include without limitation, the Clean Air Act, as amended; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and Superfund Amendments and Reauthorization Act of 1986 (collectively, “CERCLA”), as amended; the Federal Water Pollution Control Act, as amended; the Federal Mine Safety and Health Act of 1977 (“MSHA”); the Resource Conservation and Recovery Act of 1976

(“RCRA”), as amended; the Safe Drinking Water Act, as amended; the Surface Mining Control and Reclamation Act, as amended; and the Toxic Substances Control Act, as amended.
     “Equity Payment” means the amount of $4,000,000.
     “Excess Depletion” means Depletion in respect of depletable property to the extent that it exceeds the Book Value of such property.
     “Failure Transfer” means a purchase by WRI of all of Investor’s Membership Interest which may be elected by Investor or WRI in the event of the failure of Absaloka to satisfy the Second Payment Conditions.
     “Fair Market Value” means, with respect to any property or asset, the value that would be obtained therefor in an arm’s length transaction or sale (for cash) between an informed and willing purchaser and an informed and willing seller, neither being under any compulsion to buy or sell.
     “Final Determination” means a settlement agreement with the IRS which resolves one or more federal income tax issues, or a judgment of a court of law or a decision in an administrative proceeding becoming non-appealable with respect to one or more federal income tax issues.
     “First Crow Lease” means the Indenture of Lease dated November 2, 1974, as amended, between the Crow Tribe and WRI.
     “Fixed Payment Note” shall have the meaning set forth in the Absaloka Purchase Agreement.
     “Fixed Note Obligation” shall have the meaning set forth in the Absaloka Purchase Agreement.

     “GAAP” means U.S. generally accepted accounting principles and practices, consistently applied, which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).
     “Gross Receipts” means any gross receipts of the Company arising from the production and sale of coal from the Sublease.
     “Indian Coal” has the meaning set forth in Section 45(c)(9) of the Code.
     “Indian Coal Production Tax Credit” means the tax credit available under Section 45(e)(10) of the Code for the production and sale of Indian Coal.
     “Initial WRI Member Contribution” means the initial Capital Contributions of WRI made pursuant to Section 4.1.
     “Internal Rate of Return” means the internal rate of return determined on the basis that: (i) the Equity Payment and any amounts paid by Investor upon exercise of an Investor Option shall be treated as an investment made by Investor on the date actually paid by Investor (or cash flow out, being a negative number in the XIRR function hereinafter referred to); and (ii) distributions made by the Company to Investor under any provision of this Agreement shall be treated as a return on and of the investment made by Investor (or cash flow in, being a positive number in the XIRR function hereinafter referred to) on the date of wire transfer by the Company, or receipt of cash or certified check by Investor, of such distribution. If any parties to this Agreement dispute the determination of the Internal Rate of Return, the parties hereby agree that the determination of the Internal Rate of Return shall be finally and definitively determined using the XIRR function in the 2003 release of Microsoft’s Excel software program, as supplemented by Microsoft’s Office SP 2 (Service Pack) Update, with the Add-In Analysis ToolPak added in.
     “Investor” shall have the meaning set forth in the introductory paragraph hereof and shall include any assignee of any portion of the Membership Interest of Investor who is admitted as a Member in accordance with the provisions of this Agreement.
     “Investor Option” shall have the meaning set forth in the Absaloka Purchase Agreement.
     “IRS” means the Internal Revenue Service of the government of the United States.
     “Laws” means any and all laws, statutes, ordinances, requirements, permit or license conditions, rules, regulations or orders of any federal, tribal, state, local, executive, legislative, judicial, regulatory or administrative agency, board, or other governmental authority.
     “Lien” means any mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.
     “Liquidating Loss” means the excess of a property’s Book Value over its Fair Market Value, recognized at the time of any sale, or deemed sale, of such property.

     “Manager” shall mean WRI, the manager of the Company.
     “Material Adverse Effect” on a Person shall mean any change in the business, properties, assets, financial condition, or results of operations of such Person that would be materially adverse to such Person or would materially adversely affect the ability of such Person to fulfill its obligations under this Agreement.
     “Member” means any person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any person who has ceased to be a member of the Company.
     “Membership Interest” means the interest of a Member in the Company, including the right of such Member to receive distributions (liquidating or otherwise), to be allocated income, gain, loss, deduction, credit, or similar items, to receive information, and to grant consents or approvals.
     “Mining Contract” means the Contract Mining Agreement dated October 15, 2008, between WRI and the Company pursuant to which WRI agrees to be responsible for mining operations on the Sublease in the form attached hereto as Exhibit B.
     “Net Operating Income” and “Net Operating Loss” means an amount for each fiscal year of the Company calculated in accordance with the determination of taxable income and loss of the Company for purposes of Section 703 of the Code, except that items of Capital Account Income and Capital Account Deduction (other than Depletion) shall be substituted for items of income and deduction, respectively, and all items of depletion and Liquidating Loss shall be excluded. If the amount so determined is a positive amount, it shall be referred to as “Net Operating Income,” and shall otherwise be referred to as “Net Operating Loss.”

     “Payout” occurs when the amount of the cash distributions made by the Company to Investor or deemed made pursuant to the following sentence would yield at least a ten percent (10%) Internal Rate of Return on the Equity Payment and any amounts paid by Investor upon exercise of an Investor Option. In determining whether Payout has been reached on any date (the “Payout Determination Date”), the Investor shall be deemed to have received a distribution on the Payout Determination Date equal to the excess of : (i) the aggregate Net Operating Income that would be allocated to Investor throughout the life of the Company on the Payout Determination Date if the books of the Company were closed on the Payout Determination Date over (ii) the cumulative distributions made to Investor prior to the Payout Determination Date. Payout may be deferred pursuant to the exercise of an Investor Option in accordance with Section 5.2(e).
     “Permitted Transferees” means any Person to whom a Membership Interest is transferred in compliance with the provisions of Section 9.1(b) or (c).
     “Person” has the meaning assigned to it in Section 18-101(12) of the Act.
     “Private Letter Ruling” means a ruling from the IRS in response to the private letter ruling request submitted by the Company to the IRS on October 3, 2008.
     “Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.
     “Projected Payout Date” means at any time, the next date that the Manager in good faith reasonably projects that the Company will achieve Payout, which date is determined to be reasonable by the Company’s accounting firm.
     “Recapture Income” means any gain recognized by the Company upon the disposition of any asset of the Company that is treated as ordinary income for federal income tax purposes by reason of the recapture of deductions previously taken with respect to the asset. Recaptured income also includes any income required to be treated as ordinary income under Section 751 of the Code as a result of deductions previously taken under Sections 1245, 1250 and 1254 of the Code.
     “Remaining Preference Amount” means at any point in time, the smallest dollar amount which, if distributed to Investor at that time, would cause the Company to reach Payout.
     “Sales Agency Agreement” means the Sales Agency Agreement dated October 15, 2008 between WSC and the Company pursuant to which WSC agrees to market the coal mined from the Sublease on behalf of the Company substantially in the form of Exhibit C.
     “SEC” means the Securities and Exchange Commission of the United States.
     “Second Crow Lease” means the Lease dated February 13, 2004 between the Crow Tribe and WRI.
     “Second Payment Conditions” shall have the meaning ascribed thereto in the Absaloka Purchase Agreement.
     “Section 705(a)(2)(B) Expenditures” means an expenditure described in Section 705(a)(2)(B) and any amount treated as a Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i).
     “Sharing Percentage” means, except as otherwise provide in this Agreement, as follows:
     (i) With respect to Investor:
          (A) After Payout, other than in a Credit Disallowance Period: 5%;
          (B) After Payout, in a Credit Disallowance Period: 1%; and
          (C) All other times: 99%.
     (ii) With respect to WRI Sub:

                (A) After Payout, other than in a Credit Disallowance Period: 95%;
                (B) After Payout, in a Credit Disallowance Period: 99%; and
                (C) All other times: 1%.
     “South Extension” means the portion of the Absaloka Mine that is the subject of the Second Crow Lease.
     “Treasury Regulations” (or any abbreviation thereof used herein) means temporary or final regulations promulgated under the Code.
     “WCC” shall mean Westmoreland Coal Company, which is WRI’s parent company.
     “WRI” shall have the meaning set forth in the introductory paragraph.
     “WRI Sub” shall have the meaning set forth in the introductory paragraph hereof and shall include any assignee of any portion of the Membership Interest of WRI Sub that is admitted as a Member in accordance with the provisions of this Agreement.
     “WRI Entities” shall mean WRI and WRI Sub.
     “WSC” means Westmoreland Coal Sales Co., a Delaware corporation and a direct or indirect wholly-owned subsidiary of WCC.
          (b) In addition to the defined terms set forth in Section 2.1(a), the following terms used in this Agreement are defined in the sections or other subdivisions of this Agreement, as referenced below:

Defined Term	Reference
Certificate	Section 1.1
Confidential Information	Section 14.16
Covered Person	Section 8.1
Deficit Member	Section 5.2(f)(iii)
Extended Cash Payout Period	Section 5.2(e)
Extended Payout Period	Section 5.2(e)
Formation Date	Section 4.1(a)(i)
Initial Distribution	Section 5.5(c)
Option Notice	Section 5.2(e)

Defined Term	Reference
Other Investments	Section 12.1(a)
Quarterly Report	Section 7.1(b)(vii)
Related Parties	Section 12.1
Representatives	Section 14.16
Tax Matters Partner	Section 7.5
     Section 2.2 References and Construction.
          (a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
          (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
          (c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
          (d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
          (e) Pronouns in masculine, feminine, or neuter gender shall be construed to state and include any other gender.
          (f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
          (g) The word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
          (h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

          (i) All references herein to “$” or “dollars” shall refer to U.S. Dollars.
          (j) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document; provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
          (k) Schedules and Exhibits. Each Schedule and Exhibit is incorporated herein by reference and made a part hereof for all purposes, and references to this Agreement shall also include such Schedule and Exhibit, unless the context in which used shall otherwise require.
ARTICLE III
MEMBERS AND UNITS
     Section 3.1 Members. The names and addresses of the Members of the Company are set forth in Schedule I.
     Section 3.2 Additional Members. Additional persons may be admitted to the Company as Members as provided more specifically herein.
     Section 3.3 Liability to Third Parties. No Member or any officer, director, manager or partner of such Member, solely by reason of being a Member, shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.
     Section 3.4 Members Have No Agency Authority. Except as expressly provided in this Agreement, no Member (in its capacity as a member of the Company) shall have any agency authority on behalf of the Company.

ARTICLE IV
CAPITALIZATION
     Section 4.1 Capital Contributions of WRI.
          (a) In connection with the formation of the Company, the following actions were taken in the following order:
          (i) WRI formed the Company on May 29, 2008 (the “Formation Date”) by contributing $100 and other good and valuable consideration in exchange for 100% of the Membership Interests therein. The Company was then a disregarded entity for federal income tax purposes.
          (ii) On September 10, 2008, WRI contributed a portion of its Membership Interests to WRI Sub, and the Company became a partnership for federal income tax purposes.
          (iii) On October 8 and October 15, 2008, respectively, WRI and the Company entered into the Crow Sublease and the Mining Contract.
          (iv) On October 15, 2008, Westmoreland Coal Sales Company and the Company entered into the Sales Agency Contract.
          (v) On various dates from September 4 to September 23, 2008, WRI assigned, and the Company assumed, WRI’s obligations on Committed Sales Contracts providing at least 80% of the aggregate volume of coal subject to WRI’s Committed Sales Contracts in existence as of the date hereof.
          (b) The parties hereto agree that the aggregate net Fair Market Value of the assets of the Company following the transactions described in Section 4.1(a) shall be equal to $31,531,295.

     Section 4.2 Capital Account of Investor and WRI Sub. On October 16, 2008, subsequent to the formation transactions described in Section 4.1, Investor acquired WRI’s entire Membership Interest. The initial Capital Account balance of Investor’s Membership Interest is $31,215,982 as of October 16, 2008, and the Capital Account balance of WRI Sub is $315,313 as of October 16, 2008.
     Section 4.3 Failure Transfer. If Investor or WRI exercises its right under Section 6 of the Absaloka Purchase Agreement to require WRI to purchase and Investor to sell all of Investor’s Membership Interest:
          (a) If such right is exercised (i) on or prior to April 15, 2009, retroactive to the Closing, and (ii) after April 15, 2009, retroactive to January 1, 2009, and notwithstanding any other provision of this Agreement, all items of income, gain, loss and deduction shall be allocated 99.9% to WRI Sub and 0.1% to Investor, both for purposes of maintaining the Members’ Capital Accounts and for federal income tax purposes; and
          (b) this Agreement shall be amended and restated to delete Section 6.5 hereof and otherwise as the Manager deems advisable to reflect the relative Membership Interests of the Members; provided, however, that no such amendment of this Agreement shall impose any financial obligations on Investor in respect of its remaining Membership Interest.
     Section 4.4 Additional Mandatory Capital Contribution. A Member shall not have any obligation to make an additional Capital Contribution.
     Section 4.5 Interest on and Return of Capital Contributions. No interest shall accrue on any Capital Contributions and, except as provided herein, no Member shall have the right to demand or require the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Members, or upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law.
     Section 4.6 Loans.
          (a) The Company may borrow from the Members for the purpose of carrying on the Company’s affairs, and the Company may make loans to Members, upon such terms and conditions as the Manager may determine, provided that, except as provided herein, any interest payable or received with respect to such loans shall be at the applicable federal rate, fixed and determined as of the date of the loan. Any loan of Cash Available for Distribution made by the Company to WRI or WRI Sub during the period prior to satisfaction or waiver of the Second Payment Conditions must be repaid immediately following receipt by WRI of distribution from the Approval Escrow (as defined in the Absaloka Purchase Agreement). The Company must repay all loans from Members prior to making any distributions to Members, unless all Members agree to the contrary.
          (b) If, at the time of liquidation of the Company, including a Breach Liquidation, the Manager determines that the distributions to be made to Investor in accordance with the provisions of Article X hereof shall be paid in cash, and the Company does not have sufficient cash to make such distribution to Investor, WRI shall be required to lend to the Company cash sufficient to make such distribution, on the terms set forth above.
          (c) If the Manager reasonably determines at any time after satisfaction or waiver of the Second Payment Conditions that the Company has a Cash Deficit, it shall notify Investor and WRI that it has made that determination. Thereafter, Investor shall make all payments on the Fixed Note Obligation and the Contingent Note Obligation directly to the

Company in accordance with Section 4.2(f) of the Absaloka Purchase Agreement until notified by the Manager that the Company no longer has a Cash Deficit. Any such payment made by Investor shall: (i) be treated by WRI as a payment by Investor in satisfaction of an equal amount of any accrued but unpaid obligation under the Fixed Note Obligation or Contingent Payment Obligation in accordance with Section 4.2(f) of the Absaloka Purchase Agreement; and (ii) constitute a loan by WRI to the Company at the then short-term applicable federal rate. Principal and accrued interest on any such loan made pursuant to this provision shall be repaid to WRI before any distributions are made pursuant to Section 5.5 or 10.2.
ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS
     Section 5.1 Sharing of Items of Income, Deduction, Gain and Loss. All items of income, deduction, gain and loss of the Company shall be determined and charged or credited, as the case may be, to the Members in accordance with the provisions of this Article V; provided, however, that in the event of a Failure Transfer, allocations shall be in accordance with the provisions of Section 4.3.
     Section 5.2 Allocations for Capital Account Purposes.
          (a) Allocations of Gross Receipts. For purposes of maintaining the Members’ Capital Accounts, all items of Gross Receipts for a fiscal year shall be allocated in accordance with the Members’ Sharing Percentages during such year. If Payout occurs during a fiscal year, such year shall be treated for purposes of this Section 5.2(a) as consisting of two separate fiscal years, each comprising a portion of the fiscal year, the first ending on the date of Payout and the second beginning on the day after Payout.
          (b) Net Operating Income and Net Operating Loss other than Gross Receipts. For purposes of maintaining the Members’ Capital Accounts, except as otherwise provided in this Section 5.2, all items of Net Operating Income and Net Operating Loss other than Gross Receipts for a fiscal year shall be allocated in accordance with the Members’ Sharing Percentages during such year. If Payout occurs during a fiscal year, such year shall be treated for purposes of this Section 5.2(b) as consisting of two separate fiscal years, each comprising a portion of the fiscal year, the first ending on the date of Payout and the second beginning on the day after Payout.
          (c) Allocations of Depletion and Liquidating Loss. At all times, Depletion and any Liquidating Loss shall be allocated 99% to Investor and 1% to WRI Sub.
          (d) Items of Capital Account Income and Capital Account Deduction. Subject to the allocation rules described in Section 5.2(f) below, each item of Capital Account Income and Capital Account Deduction shall be allocated in accordance with the manner in which the corresponding item of Net Operating Income, Net Operating Loss, Liquidating Loss, and Depletion was allocated for the fiscal year.
          (e) Extension of Payout and Cash Payout by Exercise of Investor Option. If, pursuant to Section 5 of the Absaloka Purchase Agreement, Investor exercises an Investor Option to acquire additional Membership Interests in the Company from WRI Sub, it shall notify the Company and WRI Sub of the exercise of such Investor Option (the “Option Notice”). As a result of payment of the Option Price and until Payout is subsequently achieved pursuant to the revised calculation of Internal Rate of Return (the “Extended Payout Period”), Payout will not have been achieved for any purpose of this Agreement. Cash Payout shall also be deferred pursuant to the revised calculation of the Internal Rate of Return (the “Extended Cash Payout Period”). Accordingly, during the Extended Payout Period, Investor shall continue to receive allocations in accordance with pre-Payout Sharing Percentages, and, during the Extended Cash Payout Period, distributions shall be shared in accordance with Section 5.5(b).
          (f) Regulatory Allocations. Notwithstanding the foregoing provisions of this Section 5.2 to the contrary, the following special allocations of Capital Account Income and Capital Account Deduction shall apply (in the order set forth below):
          (i) Qualified Income Offset. If, with respect to any taxable year during the term of the Company, a Member receives an adjustment, allocation or distribution of the type described in Section 1.704-(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations that results in such Member’s Adjusted Capital Account having a negative balance, Capital Account Income for that taxable year and all subsequent taxable years shall be allocated to that Member in an amount necessary to eliminate the negative balance in the Member’s Adjusted Capital Account as quickly as possible. The provisions of this Section 5.2(f)(i) are intended to constitute a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d)(3) of the Treasury Regulations and shall be construed in accordance with that intention.
          (ii) Minimum Gain Chargeback. Beginning in the first taxable year in which there are “nonrecourse deductions” or a distribution is made of proceeds of a nonrecourse liability that are allocable to an increase in the minimum gain of the Company, as determined under the rules of Section 1.704-2(e)(3) of the Treasury Regulations, and thereafter throughout the full term of the Company, “minimum gain chargeback” rules in accordance with Section 1.704-2(f) of the Treasury Regulations shall apply with respect to the allocation of all Capital Account Income in those year(s). If there is a net decrease during a taxable year of nonrecourse debt minimum gain within the meaning of Section 1.704-2(i)(3), then the chargeback rules of Section 1.704-2(i)(4) shall apply.
          (iii) Allocations with Respect to Deficit Members. Notwithstanding any of the foregoing provisions of Article V to the contrary, if during any fiscal year of the Company, the allocation of any Capital Account Deduction to a Member (the “Deficit Member”) would cause or increase a negative balance in the Member’s Adjusted Capital Account as of the end of that fiscal year, only the amount of such Capital Account Deduction that reduces the balance to zero shall be allocated to the Deficit Member and the remaining amount shall be allocated to the Member whose Adjusted Capital Account has a positive balance remaining at that time.
     Section 5.3 Allocations for Federal Income Tax Purposes.
          (a) Generally. Except as otherwise provided in Section 4.3(a) and this Section 5.3, for federal income tax purposes, each item of income and deduction shall be allocated in accordance with the allocation of the corresponding item of Capital Account Income or Capital Account Deduction.
          (b) Recapture Income; Excess Depletion. Any Recapture Income resulting from the sale or other disposition of an asset of the Company shall, to the extent consistent with the allocation of gain from such sale or other disposition, be allocated to the Members that were allocated or have claimed any deduction giving rise to the Recapture Income. In accordance with Treasury Regulation Section 1.704-1(b)(4)(iii), Excess Depletion with respect to depletable property shall be allocated in the same proportion as the Members’ respective distributive shares of gross income from such depletable property (as determined under Code Section 613(c)).

          (c) Indian Coal Production Tax Credits. For federal income tax purposes, any Indian Coal Production Tax Credits of the Company that arise from the sale of coal produced from the Sublease shall be allocated to the Members in proportion to their allocable shares of Gross Receipts.
          (d) Allocations with Respect to Contributed Property. Solely for federal and applicable state income tax purposes, income, gain, loss and deduction with respect to property shall be allocated so as to take into account the difference, if any, between the Book Value of the property and its Adjusted Basis. The preceding sentence shall be administered in accordance with the traditional method under Section 1.704-3(b) of the Treasury Regulations.
          (e) Reporting. The Members agree to report for federal income tax purposes consistently with the allocations set forth in this Section 5.3.
     Section 5.4 Allocations Attributable to Transferred Interests. If a Member transfers a Membership Interest in the Company during a taxable year, items of income, loss, deduction and credit attributable to the transferred interest shall be allocated between the transferor and the transferee pursuant to any agreement between the transferor and transferee which is submitted to the Manager and which is consistent with Section 706 of the Code.
     Section 5.5 Distributions.
          (a) Quarterly Distributions. Subject to Section 5.5(c) below, no later than 10 Business Days after receipt by Investor and the Company of an Invoice for payment of the Fixed Payment Note or, if the Fixed Payment Note is no longer outstanding, by the 15th day after the end of each calendar quarter, the Company shall distribute an amount of cash to the Members equal to the Cash Available for Distribution for such calendar quarter. The provisions of this

Section 5.5(a) shall not apply to final distributions from the Company, which are governed by the provisions of Section 10.2.
          (b) Sharing of Distributions. Except as provided in Section 10.2, distributions shall be shared by the Members in accordance with Sharing Percentages, except that the term “Cash Payout” shall be substituted for “Payout” wherever it applies in the definition of Sharing Percentages. In making any distribution pursuant to this Section 5.5(b) that results in Cash Payout, such distribution shall be bifurcated into a portion which causes Cash Payout, which shall be distributed in accordance with pre-Payout Sharing Percentages, and the remainder, which shall be distributed in accordance with post-Payout Sharing Percentages.
          (c) Deferral of Distributions. Notwithstanding the foregoing, no distributions may be made by the Company prior to the release to WRI of the second installment of the Equity Payment from escrow pursuant to Section 4.1 of the Absaloka Purchase Agreement. The Company shall make an initial distribution, to the extent of Cash Available for Distribution, within ten (10) days of such release (the “Initial Distribution”). Any Cash Available for Distribution prior to the date described in the previous sentence may be loaned to WRI or WRI Sub at an interest rate equal to the applicable federal rate, compounded quarterly. Any such loan must be repaid concurrent with the Initial Distribution.
ARTICLE VI
MANAGEMENT AND GOVERNANCE PROVISIONS
     Section 6.1 Management by WRI as Manager. Except for matters in which the approval of the Members is required by this Agreement or by nonwaivable provisions of the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, WRI, which is hereby designated as the Manager.

WRI shall provide facilities and necessary support for operations of the Company and the Manager, as well as for the operations of the Company’s officers.
     Section 6.2 Removal of Manager. The Manager may only be removed, with or without cause, by WRI Sub. Except as provided in the immediately preceding sentence, the Manager may not be removed or replaced.
     Section 6.3 Vacancies. In the event that a vacancy is created in the position of Manager at any time by the resignation or removal of the Manager, WRI Sub shall have the sole and exclusive right to designate a replacement Manager.
     Section 6.4 Compensation of the Manager. WRI will not be paid any fee for serving as Manager, but will be entitled to reimbursement for reasonable out-of-pocket costs and expenses in serving in such capacity, consistent with the provisions of Section 14.14(b).
     Section 6.5 Actions Requiring Investor Approval.
          (a) In addition to any other matters under Applicable Law or pursuant to the provisions of this Agreement that require the approval of the Members, the Manager or the Company (or the officers and agents acting on its behalf), shall not take any of the following actions without having first received the approval of Investor, which approval shall not be unreasonably withheld, conditioned or delayed (which consent shall be considered as reasonably withheld if the action to be consented to can reasonably be expected to have a Material Adverse Effect on Investor):
          (i) Cause a party other than WRI to be the mine operator of the Absaloka Mine;
          (ii) Acquire by purchase or lease any real or personal property for the Company other than (A) the Sublease, including any amendment of the Sublease occurring by reason of the exercise of a Coal Option, or (B) such other assets as necessary or appropriate to carry out the duties of Manager as provided herein or to perform the activities of the Company set forth herein;
          (iii) Dispose of, pledge, subject to a lien, or sublease the Sublease or any interest in the minerals leased thereby or any significant part thereof, other than (i) sales of production and other sales in the ordinary course of business, (ii) the Lien on the Company’s assets of First Interstate Bank of Billings, Montana or any other lender, or (iii) customary Liens contained in or arising under operating or similar requirements executed by or binding on the Company.
          (iv) Enter into, amend or modify any agreement for borrowed money indebtedness of the Company, other than (A) trade debt incurred in the ordinary course of business, or (B) liability (as a co-borrower with WRI) for borrowed money to First Interstate Bank of Billings, Montana (or any other financial institution), which may be entered into or amended after the date of this Agreement, and any refinancing thereof with First Interstate Bank of Billings, Montana or any other financial institution; (C) borrowings from any Member from time to time upon such market terms and conditions as the Manager deems reasonable and appropriate under the circumstances; or (D) as contemplated by Section 4.6 and Section 10.2.
          (v) Change the nature of the Company’s business.
          (vi) Commence a voluntary bankruptcy of the Company, or consent to the appointment of a receiver, liquidator, assignee, custodian, or trustee for the purposes of winding up the affairs of the Company;

          (vii) Offer for sale, issue, repurchase, or redeem any Membership Interests of the Company, or authorize a new class or series of Membership Interests of the Company;
          (viii) Merge, combine, or consolidate the Company with any other entity, convert the Company into another form of entity, or exchange interests with any other person or entity;
          (ix) Liquidate or dissolve the Company (except as permitted by Section 10.1);
          (x) Amend the Mining Contract, the Sublease, or the Sales Agency Agreement, or enter into any other agreement between the Company and any Affiliate of WRI Sub, except for any such amendment or agreement that will not result in any cost or liability to the Company;
          (xi) Permit the Company to default on its reclamation bonding requirements;
          (xii) Take any actions, other than operation in the ordinary course consistent with past practice, which subjects or could reasonably be expected to subject Investor to liability relating to the Absaloka Mine under any Environmental Laws;
          (xiii) Amend this Agreement; or
          (xiv) Take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.
          (b) If the Manager or the Company (or the officers and agents acting on their behalf) shall take any of the actions set forth in Sections 6.5(a)(i), (ii), (iii), (iv), (v) or (vi) without the prior approval of Investor in accordance with the provisions of Section 6.5(a), the sole remedy of Investor shall be to cause a Breach Liquidation, as provided for in Section 10.1(a) and Section 10.2(a), unless the sole purpose for the action of the Manager or the Company was to cause a liquidation of the Company, in which case Investor shall be entitled to injunctive relief. If the Manager or the Company (or the officers and agents acting on their behalf) shall take any of the other actions set forth in Section 6.5(a) without the prior approval of Investor in accordance with the provisions hereof, Investor is entitled, as its sole remedy, to pursue either injunctive relief or Breach Liquidation.
          (c) Any merger or interest exchange of the Company effected in accordance with Section 6.5(a) shall not be deemed to cause an assignment or other transfer of the Membership Interests under this Agreement.
     Section 6.6 Exercise of Coal Options at Request of Investor. Before the occurrence of Payout, the Manager shall exercise any Coal Options when and to the extent requested in writing by Investor; provided that the Manager shall not be required to so exercise any Coal Option unless the Company has Committed Sales Contracts for the sale prior to January 1, 2013 of the amount of reserves to be acquired through such exercise that cannot be fulfilled through the reserves subject to the Crow Sublease, as amended by any previously exercised Coal Options, as such Sublease and Committed Sales Contracts are in effect at the time of the exercise of such Coal Option; and provided, further, that Investor shall not be entitled to direct the Manager to exercise any Coal Option during any Credit Disallowance Period.
     Section 6.7 Officers.
          (a) The Manager may designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any such officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporate Law (or any successor statute), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Manager pursuant to this Section 6.7 and the other terms and provisions of this Agreement. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The officers of the Company shall not receive salaries or other compensation from the Company.
          (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Manager; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Manager.
     Section 6.8 Mining Contract. The Manager shall enter into and administer the Mining Contract between the Company and WRI.
     Section 6.9 Sales Agency Agreement. The Manager shall enter into and administer the Sales Agency Agreement between the Company and WSC.

     Section 6.10 Sales to Unrelated Persons. All sales by the Company of Indian Coal mined from the Sublease will be made to unrelated third parties in compliance with Sections 45(e)(4) and 45(e)(10)(A) of the Code.
     Section 6.11 Right to Inspect Mine. Investor shall have the right to inspect the Absaloka Mine from time to time, during regular business hours and following reasonable notice to the Manager.
ARTICLE VII
ACCOUNTING AND BANKING MATTERS; CAPITAL ACCOUNTS; TAX MATTERS
     Section 7.1 Books and Records; Reports; Notice of Certain Events.
          (a) The Company shall keep and maintain full and accurate books of account for the Company in accordance with tax accounting principles consistently applied and in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Company. Members and their designated representatives shall have full and complete access at all reasonable times to review, inspect and copy the books and records of the Company. The Members shall pay any actual cost of copying any books, and shall pay any special costs, such as enlargement from microfilm or computer printout, which may be required in connection with such inspection. Inspection shall be conducted at a time and in a manner so as not to unreasonably interfere with the normal operation of the business of the Company.
          (b) The Company shall provide to the Members the reports identified below, at the times indicated below:
          (i) Within 30 days from the end of each month, a report showing the Company’s total volume of production of coal from the Sublease for the month, total volume of sales of such coal made during the month, and major maintenance on either the plant or the dragline operating at the Absaloka Mine, or any other force majeure event, that has resulted in the interruption of production for at least 48 continuous hours, as well as the current status of any previously reported event that continues to have a significant impact on Company operations or financial results;
          (ii) Within 60 days from the end of each fiscal quarter, a report showing the Company’s cash flow for the quarter, including total volume of production of coal from the Sublease for the quarter, total volume of sales of such coal made during the quarter, the price received for such sales, all costs incurred by the Company in connection with its operations during the quarter, all fees paid to WRI and Affiliates of WRI or to third parties during such quarter, the total of Indian Coal Production Tax Credits that would be available for such quantity of production if all requirements of the Code were satisfied with respect to the Sublease, the amounts that would be payable to the Crow Tribe and to Investor in respect of the Indian Coal Production Tax Credits during such quarter, and the Remaining Preference Amount as of the end of the quarter;
          (iii) A report within 90 days after the close of each fiscal year of the Company containing a balance sheet and statement of operations prepared in accordance with the capital account maintenance principles of Section 704(b) of the Code. A Member shall have the right to cause the Company to conduct an audit by the Company’s accounting firm of either or both of the balance sheet or statement of operations for such fiscal year, at the requesting Member’s cost.
          (iv) Within 60 days following the end of each quarter, an unaudited balance sheet and statement of operations prepared consistently with the annual financial statements required by Section 7.1(b)(iii), and a management discussion and analysis addressing any variance between forecasted and actual coal production levels, revenues and expenses for the period.
          (v) On or before April 1 of each year, the Company shall furnish to each Member a Form K-1, including such information as is reasonably pertinent for the preparation of such Member’s federal income tax return for the immediately preceding calendar year. If the Form K-1 is not delivered to Investor by April 1, Investor shall have the right to suspend payment of the Fixed Payment Note and the Contingent Payment Obligation without interest until the Form K-1 has been delivered, following which delivery all suspended payments shall be immediately paid to WRI. The Company’s accounting firm shall sign as the preparer of the Form 1065 to which the Form K-1 is attached.
          (vi) No later than 75 days prior to a Projected Payout Date, the Manager shall give notice to the Members of the Projected Payout Date, which shall include a certification by the Company’s accounting firm that the determination of the Projected Payout Date is reasonable. The Manager shall, on the fifth Business Day prior to the Projected Payout Date, certify to the Members in writing that the Projected Payout Date continues to be reasonable based on all information known to it, which certification shall include the certification by the Company’s accounting firm. Each notice of Projected Payout Date and each certification required by this Section 7.1(b)(vi) shall set forth the Indian Coal Production Tax Credits generated by the production and sale of Indian Coal from the Sublease through the end of the most recent calendar quarter which ended more than 20 days before the date of the notice and certification. The achievement of Payout shall be verified to the Members as soon as practicable after its occurrence by the Company’s accounting firm. Such verification will be based upon a review of the Company’s books and records.
     (vii) Within 15 days after the end of each calendar quarter, a report detailing coal production and sales of Indian Coal from the Sublease for the most recent calendar quarter and the allocation of Indian Coal Production Tax Credits to Investor (the “Quarterly Report”).
To the extent that preparation of the foregoing reports requires information, reports or consents that is required to be provided by a third party, and such information, reports or consents have not been provided in a timely manner (despite the Company exercising all commercially reasonable efforts to obtain the information) so as to permit the Company to provide the reports in the time periods set forth in this Section 7.1(b), the Company shall provide written notice to the Members notifying them that the report will not be provided as set forth herein for the reason set forth, indicating when the information, reports or consents are expected to be received from the third party, and undertaking to provide the information, reports or consents promptly following receipt thereof.
          (c) The Manager shall give the Members notice of the occurrence of the following events promptly following the occurrence thereof:
          (i) the rendering of a final, non-appealable determination by a court or other judicial body that WRI has acted with gross negligence or willful misconduct as the operator of the Absaloka Mine;
          (ii) the assignment by WRI of the Mining Contract to a third party without the consent of Investor;

          (iii) a violation of Environmental Laws as a result of which the Company is subject to material liability;
          (iv) the receipt by the Company of (A) a Private Letter Ruling from the IRS, (B) approval by the Bureau of Indian Affairs of the Second Crow Lease and the Sublease and (C) notification from WRI and/or Investor that it is electing to require a Failure Transfer because the Second Payment Conditions have not been satisfied; and
          (v) the taking of any action described in Section 6.5(a) without the prior approval of Investor.
          (d) All costs of preparing, providing and mailing all reports and notices and all other materials furnished by the Company shall be paid by the Company.
     Section 7.2 Fiscal Year. The calendar year shall be selected as the accounting year of the Company and the books of account shall be maintained on an accrual basis.
     Section 7.3 Capital Accounts. A capital account shall be established and maintained for each Member in accordance with the following:
          (a) General Adjustments. A Member’s Capital Account shall be increased and decreased as follows:
          (i) The Capital Account shall be increased by (a) the amount of the Member’s Capital Contribution made in cash; (b) the Fair Market Value of assets contributed in kind (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Treasury Regulation Section 1.704-1(b)(2)(iv)(b)); and (c) the amount of Capital Account Income that is allocated to the Member pursuant to this Agreement.

          (ii) The Capital Account shall be decreased by (a) the amount of money and the Fair Market Value of any property that the Company distributes to the Member (net of any indebtedness secured by such distributed property that the Member is considered to assume or take subject to under Treasury Regulation Section 1.704-1(b)(2)(iv)(b)), and (b) the amount of Capital Account Deductions that are allocated to the Member pursuant to this Agreement.
          (iii) The rules regarding maintenance of Capital Accounts described in this Section 7.3(a) are intended to correspond to the provisions of Treasury Regulations §1.704-1(b)(2)(iv)(b). To the extent that Section 7.3(a)(i) and (ii) conflict with such provision, Treasury Regulations §1.704-1(b)(2)(iv)(b) shall prevail.
          (b) Adjustments for Unrealized Gain and Unrealized Loss. For purposes of computing and maintaining Capital Accounts pursuant to Section 7.3(a) above, immediately prior to the distribution of any asset of the Company to a Member (including a distribution in liquidation of the Company), the amount of unrealized gain with respect to the asset shall be deemed to be an item of Capital Account Income recognized by the Company and shall be allocated to the Members as provided in Article V, and the amount of unrealized loss with respect to the asset shall be deemed to be an item of Capital Account Deduction recognized by the Company and shall be allocated to the Members as provided in Article V. For this purpose, the unrealized gain with respect to an asset of the Company shall be equal to the excess of the Fair Market Value of the asset over the Book Value of the asset and the unrealized loss with respect to an asset of the Company shall be equal to the excess of the Book Value of the asset over the Fair Market Value of the asset.

          (c) Capital Accounts of Transferees. A transferee of an interest in the Company shall succeed to the Capital Account attributable to the interest, and there shall be no adjustment to the Capital Accounts as a result of the transfer.
          (d) Adjustments with Respect to Contributed Property. In accordance with Sections 1.704-1(b)(2)(iv)(d)(3) and 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, in the case of property contributed to the Company by a Member, the Members’ Capital Accounts shall be debited or credited for items of depreciation, depletion, amortization, and gain or loss computed for book purposes with respect to such property in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its Fair Market Value on the date of its contribution to the Company. In accordance with Section 1.704-1(b)(2)(iv)(g)(iii) of the Treasury Regulations, the amount of book depreciation, depletion or amortization for a period with respect to property the Book Value of which is different from its Adjusted Basis shall be the amount that bears the same relationship to the Book Value of such property as the depreciation, depletion or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property; provided that, if such property has a zero adjusted tax basis, the book depreciation or amortization shall be determined under any reasonable method selected by the Manager. If the adjusted tax basis of depletable property is zero, Depletion with respect to such property shall be determined by applying the rules under Code Sections 611 and 613 for calculating depletion based upon the assumption that the adjusted basis of such property equals such Book Value. The Fair Market Value of property contributed to the Company shall be based upon the agreed net Fair Market Value of the assets of the Company under Section 4.1(b), provided that, in determining the Fair Market Value of contributed property, the Manager may, under any reasonable method which it selects, allocate the agreed net Fair Market Value of the assets of the Company among different items of Company assets.
          (e) Compliance with Regulations. The Company shall make all other adjustments to the Capital Accounts required by Section 1.704-1(b)(2)(iv) of the Treasury Regulations.
          (f) Initial Capital Account Balances. The Members agree that the Capital Account balance of each of WRI Sub and Investor as of the date hereof shall equal the amounts referenced in Section 4.2.
     Section 7.4 Tax Partnership. The Members agree to classify the Company as a partnership for federal and applicable state tax purposes. Neither the Company, any Member nor any officer or other representative of any of the foregoing shall file an election to classify the Company as an association taxable as a corporation for federal tax purposes.
     Section 7.5 Tax Matters Partner. Investor shall act as the “tax matters partner” under Section 6231(a)(7) of the Code (such person, in this Section 7.5, being called the “Tax Matters Partner”), subject to replacement by the Manager only upon a showing that Investor has failed to comply with its obligations as Tax Matters Partner. The Members shall take such action as is required by Treasury Regulations under Section 6231(a)(7)(A) of the Code to designate Investor as the Tax Matters Partner. Investor shall take such action as may be necessary to make WRI Sub a notice partner within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall promptly notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any governmental body. In addition, the Tax Matters Partner shall promptly furnish to the Members all notices concerning administrative or judicial Proceedings relating to federal income tax matters as required under the Code. During the pendency of any such administrative or judicial Proceeding, the Tax Matters Partner shall furnish to the Members periodic reports, not less often than monthly, concerning the status of any such Proceeding. Without the consent of WRI Sub, the Tax Matters Partner shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any item of Company income, gain, loss, deduction or credit for any fiscal year of the Company. The Company shall indemnify and hold harmless the Tax Matters Partner for any and all liabilities, costs and expenses (including reasonable attorneys’ fees and accountants’ fees) that the Tax Matters Partner may incur in its capacity as Tax Matters Partner, acting in compliance with its obligations under this Agreement.
     Section 7.6 Federal Income Tax Audit. In the event of any federal income tax audit of the Company, WRI Sub shall control any and all negotiated settlements with any tax authority with respect to the qualification of coal production from the Absaloka Mine for Indian Coal Production Tax Credits. Investor shall control any and all negotiated settlements with any tax authority with respect to the allocation of Indian Coal Production Tax Credits among the Members. The party controlling a negotiated settlement with any tax authority shall, in good faith, consult with the other party regarding the suggested terms of such settlement; provided, however, that the controlling party shall be under no obligation to comply with any suggestion of the other party. The controlling party shall provide to the other party copies of all correspondence or pleadings between the controlling party and the tax authority regarding any tax audit. The other party shall be entitled to monitor all hearings and meetings with the tax authority associated with such settlement negotiations.

     Section 7.7 Tax Returns. The Company shall timely file or cause to be filed all federal and state tax returns required to be filed by the Company, and shall utilize the Company’s accounting firm to prepare such returns. The Manager shall be entitled to appoint the Company’s accounting firm, which firm shall be reasonably acceptable to the Members and shall not be a “big four” firm. The Company shall provide each Member with a draft of the federal income tax returns required to be filed by the Company, along with workpapers for preparation of such return, at least 20 days before filing for the Member’s review and comment. The Manager will consider in good faith the comments of Investor in finalizing such returns.
     Section 7.8 TEFRA Election. The Company shall make an election under Section 6231(a)(1)(B)(ii) of the Code to have the tax treatment of partnership items be determined at the Company level.
     Section 7.9 § 754 Election. The Manager shall make the election provided by § 754 of the Code for the Company for the short tax year ending on the date Investor acquired its interest in the Company.
     Section 7.10 Aggregation Election. The Company shall make a protective election to aggregate the portions of the Sublease attributable to the First Crow Lease and Second Crow Lease for purposes of Section 614(c) of the Code.
     Section 7.11 Defense of Tax Claims. Except as provided in Section 7.6, Investor and WRI Sub shall jointly control (at each party’s own expense) any defense or settlement, compromise, admission, or acknowledgment of any federal income tax audit by the IRS relating to tax items of the Company and no such federal income tax audit shall be settled or compromised without the prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of each of Investor and WRI Sub.

ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Power to Indemnify in Actions, Suits or Proceedings. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or it is or was a Member, officer, or Manager of the Company, or is or was serving at the request of the Company as a member, officer, manager, or director of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or Proceeding, provided that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or Proceeding, that such Covered Person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that a Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that his conduct was unlawful. This indemnification shall be from the assets of the Company only, and no Member shall have any liability with respect to such indemnification.
     Section 8.2 Expenses Payable in Advance. Expenses incurred by a Covered Person in defending or investigating a threatened or pending action, suit or Proceeding shall be paid by the Company in advance of the final disposition of such action, suit or Proceeding upon receipt of an unsecured undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article VIII.
     Section 8.3 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or Manager or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in a Covered Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Sections 8.1 shall be made to the fullest extent permitted by law but only if the Manager authorizes such broader protection than set forth in the other provisions of this Article VIII. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.
     Section 8.4 Insurance. On such terms as the Manager approves, the Company may purchase and maintain insurance on behalf of any person who is or was a Covered Person against any liability asserted against or incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power or the obligation to indemnify the Covered Person against such liability under the provisions of this Article VIII. If such insurance is provided through participation in the insurance policies of an Affiliate of the Company, the Company shall pay its allocable share of the cost of such insurance.

     Section 8.5 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Member, officer or Manager and shall inure to the benefit of the heirs, executors and administrators of such a person and shall survive the liquidation of the Company.
     Section 8.6 Limitation on Indemnification. Notwithstanding anything else herein to the contrary, the Company shall not be obligated to indemnify any Covered Person for (i) any Proceeding initiated by such Covered Person against the Company unless that Proceeding was brought to enforce such Covered Person’s right to indemnification under Section 8.1 and, in such Proceeding, it is determined that such Covered Person is entitled to indemnification, or (ii) any Proceeding brought by the Company against such Covered Person unless such Covered Person is found not to be liable to the Company.
     Section 8.7 Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Manager, provide rights to indemnification and the advancement of expenses to employees and agents of the Company similar to those conferred in this Article VIII to Members, officers or the Manager of the Company.
     Section 8.8 Severability. The provisions of this Article VIII are intended to comply with the Act. To the extent that any provision of this Article VIII authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article VIII.

ARTICLE IX
DISPOSITIONS OF MEMBERSHIP INTERESTS
     Section 9.1 Dispositions.
          (a) No Member may Dispose of its Membership Interest, in whole or in part, other than in accordance with the terms of this Article IX, and any attempted Disposition that is not in accordance with this Article IX shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of the restrictions on Dispositions set forth in this Article IX may cause irreparable injury to the Company and the Members, for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a person to comply with such provisions, and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the restrictions on Dispositions may be enforced by specific performance.
          (b) WRI Sub may not directly or indirectly Dispose of all or any part of its Membership Interest without the consent of Investor and the Manager, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) WRI Sub may Dispose of all or any portion of its interests in the Company to an Affiliate of WRI and WRI may Dispose of all or any portion of its interests in WRI Sub to an Affiliate of WRI, if not treated as a transfer for federal income tax purposes; (ii) WRI Sub may Dispose of all or any portion of its Membership Interest in the Company to Investor upon exercise by Investor of the Investor Option pursuant to the terms of the Absaloka Purchase Agreement; and (iii) WRI Sub may pledge, grant a security interest in or otherwise encumber its interest in the Company provided such pledge is granted in favor of an entity that would qualify as a qualified institutional buyer under 17 CFR § 230.144A(a)(1)(i), (iv), (v) or (vi) of the regulations of the SEC.

          (c) Investor may not directly or indirectly Dispose of all or any part of its Membership Interest (including transfers to an Affiliate) other than a Disposition (i) approved by WRI Sub and the Manager, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) constituting a Failure Transfer in accordance with the terms of Section 6 of the Absaloka Purchase Agreement, (iii) pursuant to an exercise by WRI of its Buyout Option in accordance with the terms of Section 9 of the Absaloka Purchase Agreement, or (iv) in a transaction which is not treated as a transfer for federal income tax purposes. Further, no Affiliate of Investor may directly or indirectly Dispose of all or any part of its interest in Investor, except to the extent that such transfer would not be treated as a transfer of a partnership interest in the Company for federal income tax purposes. Notwithstanding the foregoing, Investor shall be entitled to withdraw from the Company at any time pursuant to Section 11.1.
          (d) The foregoing Sections 9.1(b) and (c) to the contrary notwithstanding, a Disposition of a Membership Interest (including to any Permitted Transferee) shall be null and void ab initio (i) if, following the proposed Disposition, the Company would constitute a “publicly traded partnership” for purposes of Section 7704 of the Code, (ii) if the transferee fails to deliver to the Company all documents required pursuant to Section 9.2, (iii) if the Disposition would trigger a termination of the Company under Section 708(b)(1)(B) of the Code, unless the transferor obtains a private letter ruling from the IRS confirming that such a termination will not change the results described in the Private Letter Ruling; or (iv) if such Disposition would result in the violation of any applicable federal or state securities laws. The Manager is entitled to condition its consent to a Disposition on the delivery to the Company of an opinion of counsel acceptable to the Manager with respect to the matters set forth in Section 9.1, including that the proposed Disposition is exempt from registration with the SEC or any state securities authority.

Any Permitted Transferee must be capable of fulfilling the financial obligations of the transferor under this Agreement. Any costs incurred by the Company in connection with any proposed or actual Disposition by a Member of all or a part of its Membership Interest shall be borne by such Member.
     Section 9.2 Substitution.
          (a) Unless an assignee of a Membership Interest becomes a Member in accordance with the provisions of this Agreement, such assignee shall not be entitled to any of the rights granted to a Member hereunder in respect of such Membership Interest, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.
          (b) An assignee of the Membership Interest of a Member, or any portion thereof, may become a Member entitled to all of the rights of a Member in respect of such Membership Interest if (i) the assignor gives the assignee such right, (ii) the Manager consents in writing to such substitution; and (iii) the assignee executes and delivers to the Company an executed counterpart of this Agreement.
ARTICLE X
DISSOLUTION, LIQUIDATION, AND TERMINATION
     Section 10.1 Dissolution.
          (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following (each, an “Event”):
          (i) the unanimous agreement of the Members to dissolve the Company;

          (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;
          (iii) a final, non-appealable determination by a court or other judicial body that WRI has acted with gross negligence or willful misconduct in the operation of the Absaloka Mine, if Investor elects to require a Breach Liquidation;
          (iv) the taking of an action under Section 6.5(a) without the prior approval of Investor, if Investor elects to require a Breach Liquidation;
          (v) any of the following occurrences where such occurrence has a Material Adverse Effect on the Company: (A) the invalidation, cancellation or other termination, or suspension of the Sublease or either of the First Crow Lease or the Second Crow Lease, or any other agreement upon which the validity or effectiveness of any such Sublease or lease depends in whole or in part; (B) any modification, amendment, or reformation of or to any such Sublease, lease or other agreement; (C) any failure to obtain any required final, binding and nonappealable governmental approvals of any such Sublease, lease or other agreement or of mining plans or other permission or authority necessary for the Company to conduct the contemplated mining activities under the Sublease; or (D) failure to obtain a permit under the Surface Mining Control and Reclamation Act for lands within the Second Crow Lease by January 1, 2010, if Investor elects to require a Breach Liquidation; and
          (vi) any event which makes it unlawful for the Company business to be continued, unless the event can be and is remedied within a reasonable period of time.

          (b) The bankruptcy, dissolution or withdrawal of any Member or the assignment by any Member of its interest (whether or not in compliance with the terms of this Agreement) shall not dissolve the Company.
     Section 10.2 Winding Up, Final Distribution.
          (a) Upon the occurrence of an Event, and, in the case of the Events specified in Section 10.1(a)(iii), (iv) and (v), written notice from Investor that it is electing a Breach Liquidation, the Manager shall proceed with winding up the affairs of the Company in accordance with the principles and procedures set forth in Section 10.2(b).
          (b) The Company’s assets shall be revalued in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f)(5)(ii) and the net profit or loss therefrom shall be allocated among the Company’s Members (without regard to any unexercised Investor Options or Coal Options) in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(g). The value of the Sublease shall be determined by agreement of the Members, which determination shall be set forth in writing and delivered to the Manager. If the Members are unable to agree on the value of the Sublease, the value shall be determined by Erhardt, Keefe, Steiner & Hottman PC (or such other person or firm as shall be reasonably acceptable to the Members), which shall value the Sublease (including any previously exercised Coal Options) at their Discounted Cash Flow Value. The Discounted Cash Flow Value of the Sublease, as so determined by Erhardt, Keefe, Steiner & Hottman PC or such other person or firm, shall be binding upon the Members for purposes of determining liquidating distributions.
          (c) Following such procedures, the Company shall proceed with payment, or making provision for payment, of all liabilities of the Company, including liabilities, if any, to any Member, following which the Company shall make distributions to the Members pro rata in accordance with the balances in their respective Capital Accounts (after taking into account all adjustments thereto required by the provisions of Section 7.3 and Article V as a result of the operations of the Company during its final accounting period, as a result of the sale or other disposition of Company assets, and as a result of any unrealized gain or unrealized loss inherent in Company assets to be distributed in kind); provided that, with respect to any liquidating distribution required to be made to Investor, the Manager shall, at its option, either (i) sell the Company’s assets and distribute the proceeds thereof to Investor, or (ii) distribute the Sublease to WRI Sub and pay Investor in cash the balance in its Capital Account as adjusted in accordance with Section 10.2(b). If the Company does not have sufficient cash to make a liquidating distribution to Investor of cash equal to Investor’s Capital Account balance, WRI shall be required to lend to the Company, and the Company shall be required to borrow from WRI, cash sufficient to make such distribution, on the terms specified in Section 4.6.
          (d) In any liquidation, the portion of any distribution payable to Investor that is equal to the remaining outstanding principal balance and accrued interest owed by Investor to WRI under the Fixed Payment Note and the amount, if any, payable by Investor to WRI in respect of the Contingent Payment Obligation for any period prior to the date of the Breach Liquidation, whether or not yet reflected in an invoice, shall be paid directly by the Company to WRI on behalf of Investor. In connection with a Breach Liquidation, the Company shall, concurrent with the liquidating distribution, provide to WRI, with a copy to Investor, a certificate setting forth all distributions made to Investor from the date of its admission as a Member of the Company, including the amount of liquidating distributions.

          (e) Upon the liquidation of a Member’s interest in the Company, liquidating distributions with respect thereto shall be made within the time period prescribed by the Treasury Regulations under Section 704(b) of the Code.
          (f) No Member shall be required to restore the deficit, if any, in its Capital Account.
     Section 10.3 Termination; Certificate of Cancellation. On completion of the distribution of Company assets as provided in this Agreement, the Company shall be terminated and the Manager shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 1.5, and take such other actions as may be necessary to terminate the Company.
ARTICLE XI
WITHDRAWAL
     Section 11.1 Withdrawal. Investor shall have the right to withdraw from the Company as a Member at any time by providing written notice to the Company and the other Members of such intention to withdraw. Such withdrawal shall not cause a dissolution of the Company pursuant to Article X.
     Section 11.2 Distribution Upon Withdrawal. Upon withdrawal, Investor shall be entitled to receive from the Company the amount of its Capital Account at the date of withdrawal, determined in accordance with the provisions of Section 7.3 and as the Capital Account would be adjusted in accordance with the provisions of Section 10.2(b) upon a liquidation of the Company; provided, however, that the portion of the distribution equal to (a) the remaining principal and accrued interest owed by Investor to WRI under the Fixed Payment Note and (b) the amount, if any, remaining payable by Investor to WRI in respect of the

Contingent Payment Obligation for any period prior to withdrawal, whether or not reflected in an Invoice as of the date of withdrawal, shall be paid by the Company to WRI on behalf of Investor.
     Section 11.3 Procedure. Upon receipt by the Company from Investor of its written notice of withdrawal, the Manager shall request from WRI a certificate setting forth (a) the remaining principal and accrued interest owing under the Fixed Payment Note at the date of withdrawal and (b) the amounts payable by Investor to WRI in respect of the Contingent Payment Obligation for any period prior to withdrawal.
     Section 11.4 Termination of Membership. Upon payment by the Company (i) to Investor of the amounts required under Section 11.2 and (ii) to WRI if amounts remain payable to WRI under the Fixed Payment Note and Contingent Payment Obligation, Investor’s Membership Interest in the Company shall terminate, effective the date of the notice of withdrawal.
ARTICLE XII
OUTSIDE ACTIVITIES AND INVESTMENTS
     Section 12.1 Other Investments. Each of the Members acknowledge and affirm that the other Members and their Affiliates (the “Related Parties”):
          (a) (A) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in other mining activities and in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities that engage in various aspects of the U.S. domestic and international mining business (in this Article XI, “Other Investments”), including Other Investments that may or will be competitive with the Company’s business or that may qualify for favorable tax treatment, (B)  have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments; and
          (b) may or will, as a result of or arising from the matters referenced in Section 12.1(a) above, the nature of the Related Parties’ businesses and other factors, have conflicts of interest or potential conflicts of interest.
     Section 12.2 Certain Conflicts of Interest. The Members (in their own names and in the name and on behalf of the Company) expressly (x) waive any conflicts of interest or potential conflicts of interest described in Section 12.1(b) and agree that no Related Party shall have any liability to any Member, any Affiliate thereof, or the Company with respect to such conflicts of interest or potential conflicts of interest and (y) acknowledge and agree that the Related Parties and their respective representatives will not have any duty to disclose to the Company, any other Member or the Manager any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunity for itself or to offer such business opportunities to the Company. The Members (and the Members on behalf of the Company) also acknowledge that the Related Parties and their representatives have duties not to disclose confidential information of or related to the Other Investments.
     Section 12.3 Effects on Related Parties. The Members (in their own names and in the named and on behalf of the Company) hereby:
          (a) agree that (A) the terms of this Article XII, to the extent that they modify or limit a duty or other obligation, if any, that a Related Party may have to the Company or another Member under the Act or other Applicable Law, are reasonable in form, scope and content; and (B) the terms of this Article XII shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Related Party may have to the Company or another Member, the Act or any other Applicable Law; and
          (b) waive any duty or other obligation, if any, that a Related Party may have to the Company or another Member, pursuant to the Act or any other Applicable Law, to the extent necessary to give effect to the terms of this Article XII.
     Section 12.4 Application. The Members (in their own names and in the name and on behalf of the Company) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement is of material benefit to the Company and the Members, and that they would not be willing to (x) execute and deliver this Agreement, and (y) make their agreed Capital Contributions to the Company, without the benefit of this Article XII and the agreement of the parties thereto; and (ii) they have reviewed and understand the provisions of Section 18-1101(b) of the Act.
ARTICLE XIII
WRI BUYOUT OPTION
     Section 13.1 WRI Buyout Option. Upon notice from WRI to the Company that it has exercised its Buyout Option in accordance with Section 9 of the Absaloka Purchase Agreement, the Company shall provide to WRI and Investor the information required to calculate the Buyout Price determined under the Absaloka Purchase Agreement, utilizing the procedures and assumptions set forth in Article X.
     Section 13.2 Allocation of Tax Items; Distributions. The books of the Company shall close on the date of the Buyout Notice for purposes of determining Investor’s allocable share of tax items of the Company for the taxable year of the Company which includes such date, and Investor shall be allocated only its share of tax items of the Company through such date, and no tax items in any subsequent year of the Company shall be allocated to Investor. Notwithstanding

Section 5.5, the Company shall not be required to distribute any amount to Investor after the date of the Buyout Notice.
ARTICLE XIV
GENERAL PROVISIONS
     Section 14.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by Electronic Transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on acknowledged receipt by the person who received it. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Schedule I or such other address as that Member may specify by notice to the other Members. All notices, requests, and consents to be sent to the Company must be sent to or made at the address specified for the Company in Schedule I or such other address as the Company may specify by notice to the Members.
     Section 14.2 Amendment and Waivers.
          (a) Subject to Section 14.2(b), this Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of all parties hereto unless otherwise expressly provided in this Agreement. If this Agreement is amended as a result of substituting a Member, the amendment to this Agreement shall be signed by the transferor and by the person to be substituted.
          (b) Notwithstanding Section 14.2(a), amendments to this Agreement that are of an inconsequential nature and do not adversely affect the Members, or are necessary to comply with any Applicable Law or governmental regulations, or are necessary in the opinion of counsel to the Company to ensure that the Company will not be treated as an association taxable as a corporation for U.S. Federal income tax purposes, may be made by the Manager without the consent of the Members.
          (c) No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Applicable Law.
     Section 14.3 Entire Agreement. This Agreement, the Absaloka Purchase Agreement and the other documents entered into in connection with this Agreement constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersede all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. In the event of a conflict between this Agreement and the Absaloka Purchase Agreement, the Absaloka Purchase Agreement shall prevail as to matters related primarily to the terms of the purchase and sale by WRI of its Membership Interest to Investor, and this Agreement shall prevail as to matters related primarily to the affairs of Absaloka.
     Section 14.4 Effect of Waiver or Consent. The failure of any person to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such person’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
     Section 14.5 Successors and Assigns. Subject to Article IX, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.
     Section 14.6 Governing Law. THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES.
     Section 14.7 Jurisdiction and Venue. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS

REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO HIM AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 14.1, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.
     Section 14.8 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.
     Section 14.9 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any Affiliate of such person.
     Section 14.10 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.
     Section 14.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
     Section 14.12 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property. The Company shall hold all of its property in its own name.
     Section 14.13 No Third Party Beneficiaries. Except as otherwise provided in Article VIII, it is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Agreement, unless otherwise expressly agreed to in writing by the parties.
     Section 14.14 Expenses.
          (a) All reasonable third party out-of-pocket costs and expenses incurred by the Members in connection with their decisions to enter into this Agreement and the negotiation, execution and delivery of this Agreement, and all related documents (including reasonable attorneys’ fees and expenses) shall be paid by such Member.
          (b) Provided that they are included within a budget or are otherwise authorized in accordance with the terms of this Agreement, all direct, third party out-of-pocket expenses reasonably incurred in the Company business, including expenses incurred by WRI Sub, WSC or any other Affiliate of WRI in connection with the Company’s operations, shall be paid with Company funds, including costs of obtaining audits (including the fees and expenses of the Company’s independent auditors), fees and expenses attributable to the preparation of the Company’s tax returns and reports, fees and expenses of independent mining engineers retained by the Company, routine outside legal costs, and printing and mailing expenses.

     Section 14.15 Counterparts. This Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.
     Section 14.16 Confidentiality. Each Member will, and will cause each of its managers, agents, counsel, advisors, consultants, lenders, investors, potential investors, officers, directors, employees, partners or other representatives (collectively, the “Representatives”) to, keep confidential all non-public information received from or otherwise relating to, the Company, its subsidiaries, properties and businesses, (“Confidential Information”) and will not, and will not permit its Representatives to, (a) disclose Confidential Information to any other person other than to another party hereto, or Affiliate thereof, for a valid business purpose of the Company, or (b) use Confidential Information for anything other than as necessary and appropriate in carrying out the business of the Company. The restrictions set forth in this Agreement do not apply to any disclosures required by law, including federal securities law applicable to a Member. As used in this Agreement the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its Representatives in violation of this Agreement, (ii) is or was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company or another Member or (iii) was or becomes available to such Member on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not known to the recipient of such information to be bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another person. A Member shall be responsible for any breaches of this confidentiality obligation by its Representatives. A Member shall have the right to disclose Confidential

Information in connection with a subpoena, interrogatory, request for production, civil investigative demand or other such legal process issued by any court, arbitrator(s), or administrative, legislative, investigative or regulatory body, but only to the extent necessary to fully respond thereto and after providing written notice to the other Members as far as possible in advance of such legal process to permit them to obtain a protective order.
     Section 14.17 Power of Attorney. Investor does hereby irrevocably constitute and appoint WRI as its true and lawful attorney-in-fact, with full power of authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record as appropriate:
          (a) Certificates and amendments thereto, under the Act and the laws of any other jurisdiction in which certificates, affidavits and other documents evidencing or preserving the Company as a limited liability company may or should, in the opinion of the Manager, be filed or recorded;
          (b) Any other instrument which may be required to be filed or recorded by the Company under the laws of any governmental jurisdiction or by any governmental agency, or which the Manager deems it advisable to file or record;
          (c) Any documents which may be required to effect the continuation of the Company, the substitution or addition of a Member, the amendment of the Certificate of Formation or the dissolution and termination of the Company, provided the continuation, substitution, addition, amendment or dissolution and termination are in accordance with the terms of this Agreement;
          (d) All instruments which the Manager deems appropriate to reflect a change or modification of this Agreement in accordance with the terms of this Agreement, including without limitation the addition of substituted Members pursuant to Article IX;

          (e) All filings with agencies of the federal government or of any other jurisdiction which the Manager deems appropriate to carry out the business of the Company; and
          (f) All contracts, agreements, instruments, returns, conveyances and other instruments which the Manager deems appropriate to manage the affairs of the Company.
     The power of attorney is irrevocable, is a power coupled with an interest, shall survive the dissolution of Investor and shall extend to the successors and permitted assigns of Investor and WRI. Investor agrees to be bound by and ratify any representations made and actions taken by WRI acting in good faith pursuant to such power of attorney.
     Section 14.18 Survival of Certain Provisions. The following provisions shall survive the termination of the Company: Article V and Sections 7.3 through 7.11, 8.1 through 8.8, 10.3, 14.2 through 14.16 and Article XV, and the definitions and exhibits relevant to such provisions.
ARTICLE XV
DISPUTE RESOLUTION
     Section 15.1 Disputes. The Members shall seek to resolve any disputes or claims arising between the Members and/or the Company in connection with this Agreement amicably through discussions between the Members. No breach shall be deemed to occur hereunder until the Member alleged to be in breach is given at least 30 days prior written notice describing such dispute or claim. A Member’s exercise of its judgment shall not be subject to any dispute or claim. If any dispute or claim is not settled or cured within the 30-day period contemplated above, either Member may commence an action in the federal or state courts of the State of Delaware.
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     IN WITNESS WHEREOF, the Members have executed this Agreement in counterparts effective as of the date first above written.

FEEDSTOCK INVESTMENTS IV, LLC

By its Manager

By:
Name:
Title:
SIGNATURE PAGE—LIMITED LIABILITY COMPANY AGREEMENT
OF ABSALOKA COAL LLC

     IN WITNESS WHEREOF, the Members have executed this Agreement in counterparts effective as of the date first above written.

WESTMORELAND RESOURCES, INC.

By:
Name:
Title:

WRI PARTNERS, INC.

By:
Name:
Title:
SIGNATURE PAGE—LIMITED LIABILITY COMPANY AGREEMENT
OF ABSALOKA COAL LLC